EXHIBIT 99.2

Alpha and Omega Semiconductor Limited Prepared Remarks of Investor Conference Call for the Quarter Ended March 31, 2015

May 5, 2015

So-Yeon Jeong (Moderator):

Good afternoon, everyone, and welcome to the Alpha and Omega Semiconductor, third fiscal quarter of 2015 conference call. This is So-Yeon Jeong, Investor Relations representative for the company. I am here with Dr. Mike Chang, our CEO, and Yifan Liang, our CFO. This call is being recorded and broadcasted live over the Web and can be accessed for seven days following the call via the link in the Investor Relations section of our website at www.aosmd.com. In addition, we have made the prepared remarks for this call available to the public in advance. You can access the written remarks on our website or you can find a copy attached as an exhibit to the Form 8-K that is being filed concurrently with this earnings release.

The earnings release was distributed by globe newswire today, May 5, 2015, after the market closed. The release is also posted on the company's website. Our earnings release and this presentation include certain non-GAAP financial measures. We use non-GAAP measures because we believe they provide useful information about our operating performance that should be considered by investors in conjunction with the GAAP measures that we provide. A reconciliation of these non-GAAP measures to comparable GAAP measures is included in our earnings release.

We would like to remind you that during the course of this conference call, we will make forward-looking statements, including discussions of business outlook and financial projections. These forward-looking statements are based on management's current expectations and involve risks and uncertainties that could cause our actual results to differ materially from such expectations. For a more detailed description of these risks and uncertainties, please refer to our recent and subsequent filings with the SEC. We assume no obligations to update the information provided in today's call.

I'd also note that we will be presenting at the B. Riley conference in L. A. on May 13th. We intend to post our presentation materials for the conference on the IR web site.

Now, let's hear from Yifan who will provide an overview of the third fiscal quarter of 2015 financial results.

Yifan Liang (Chief Financial Officer):

Thank you, So-Yeon. Good afternoon and thank you for joining us. To begin, I will discuss financial results for our third quarter. Then I'll turn it over to Mike, our CEO, who will give some color on the momentum we are seeing across the company. Before we go to your questions, I will cover guidance for the next quarter.

Revenue for the March quarter was $76.9 million, a decrease of 5.4% from the prior quarter. We faced the seasonal declines we tend to see in March quarters, especially in the computing sector. Compared with the same quarter a year ago, however, this was our fifth consecutive quarter of year-over-year revenue growth, with 2.0% up as compared to the same quarter last year.

In terms of products, MOSFET revenue was $59.2 million, down 3.3% sequentially and up 1.1% year-over-year. Power IC revenue was $13.7 million, down 14.8% from the prior quarter and up 6.8% from a year ago. Service revenue was approximately $4.0 million, which is about the same as last quarter.

In terms of segment mix, this quarter's Computing segment represented 47.3% of total revenue, Consumer 19.9%, Power Supply and Industrial 16.3%, Communication 8.3%, Service 5.2% and Others 3.0%.

Gross margin was 16.6% for the March quarter, as compared to 18.7% in the prior quarter and 16.3% for the same quarter last year. The decrease in gross margin from the last quarter mainly resulted from lower revenues and productivity loss due to Chinese New Year.

To deliver improvement in overall margin, we are actively replacing old products with new products that have better margins. The effects will be seen gradually, but we expect these efforts to help improve our profit margins while underpinning sustainable revenue growth.

Operating expenses for the quarter were $16.1 million as compared to $15.6 million for the prior quarter and $15.2 million for the same quarter last year. Operating expenses in the prior quarter were lower primarily due to the Company's office shut downs along with the holiday seasons in the December quarter.

Income tax expense was approximately $0.7 million for the quarter as compared to $1.0 million for the prior quarter, reflecting certain discrete item adjustments due to the expiration of the statute of limitations.

Net loss for the quarter was approximately $4.1 million or 16 cents loss per share, as compared to 5 cents loss per share for the prior quarter. Net loss in the March quarter included $0.9 million share-based compensation charge as compared to $1.3 million in the prior quarter.

Non GAAP EPS for the quarter was 12 cents loss per share as compared to break even for the prior quarter.

EBITDAS for the March quarter was $4.3 million as compared to $8.0 million from the prior quarter.

We generated $2.7 million operating cash flow for the quarter.

Moving on to the balance sheet.

We completed the March quarter with cash and cash equivalents balance of approximately $113 million, as compared to $121 million at the end of last quarter and $111 million a year ago. During the quarter, we used approximately $4 million to repurchase 449 thousand shares of our stock.

Net trade receivables were $31.1 million, as compared to $26.7 million at the end of last quarter and $37.2 million during the same quarter last year. Day Sales Outstanding for the quarter was approximately 32 days compared to 33 days in the prior quarter.

Net inventory was $66.3 million at the quarter-end, down from $70 million for last quarter and up from $59.8 million compared to the prior year. Average days in inventory were approximately 96 days for the quarter compared to 94 days in the prior quarter.

Net Property, Plant and Equipment balance was $116 million, as compared to approximately $119 million last quarter. Capital expenditures were $5.6 million for the quarter.

Year to date, we have spent about $12.6 million in Capex supporting our new product introductions to fuel our business growth. As previously announced, we plan to spend $15 million to $20 million in Capex during fiscal year 2015 and we continue to believe that this range is reasonable.

As our current investments are starting to materialize, we expect Capex to taper down to be in the range of $10 million to $15 million for fiscal year 2016.

With that, now I would like to turn the call over to our CEO, Dr. Mike Chang, who will provide the business highlights for the quarter.

Mike Chang (Chief Executive Officer):

Thank you, Yifan.

The total revenue of $76.9 million was at the low end of our guidance range. It decreased 5.4% sequentially, but was up 2% over last year's March quarter, making this our fifth consecutive quarter of year-over-year revenue growth.

During the quarter, we faced pricing headwinds from foreign competitors as the U.S. dollar strengthened. We also faced a further decline in the PC market, so we were especially encouraged by our Computing segment's double-digit revenue growth year over year.

The March quarter marks the one-year anniversary since our newly assembled Board set in motion the AOS recovery program. We have returned to our business model, what we call technology & volume driven model. It successfully generated tremendous revenue growth and operating cash flow in the company's first 10 years, even through the cyclicality of the semiconductor market. Our plan emphasizes revenue growth in light of our business model, which enables meaningful operating leverage as the top line grows.

Reflecting on AOS recovery efforts in the past 12 months, let me recap what we have done.

The core of our efforts has been in new product development. This investment is beginning to bear fruit.  We see positive momentum in our new Low Voltage, Power IC and IGBT platforms. I am very pleased that our new product hit-rate is accelerating to the historical levels we saw when we were growing rapidly.

Let me now focus on the foundation of our growth.

The small yet capable Oregon fab has enabled us to achieve faster time-to-market and accelerating hit-rates of our new products, adding to our competitive advantages. Our technology team uses the fab as a workbench in developing each of our new technologies. The fab played a critical role in the development of each of our new products, showing why a fab is a "must have" in the power semiconductor space. It also allows us to provide more reliable supply fulfillment to our customers, especially to the key ones.

Now, let me talk about the growth drivers and time horizon for new product revenues.

While design cycles within each application segment vary, we expect new sales in the near term to come from our new Low Voltage, IGBT and Power IC products and platforms. More specifically, the new Low Voltage platform is being well accepted by the existing customer base and it also is enabling new customer penetration. We are catching up to the growing orders that we received during the March quarter. Also, the IGBT products, which have long customer adoption cycles, are gaining traction. In addition, we continue to expect our Power IC to grow at double-digit rates in calendar 2015, even considering the seasonality.

With that, I will now review the major market segments.

First, the Computing segment was 47.3% of the total revenue. After some stabilization, the PC market plunged by 15% sequentially or 7% compared to the March quarter of 2014. With that as a backdrop, we saw a sequential decline of 4.3%. However, on a year-over-year basis, computing revenues grew 12.7%.

The increase is attributed mostly to PIC penetration as well as some BOM expansion and share gains by our new Low Voltage platform as mentioned above.

Our projection in this segment remains the same: We are committed to maintain, if not improve, our Computing revenue against the declining market. We continue to expect meaningful contributions of new revenues, starting in the second half of calendar 2015, based on the healthy pipelines of design ins and active customer engagements. We also see healthy Low Voltage and Power IC BOM growth opportunities in the upcoming launch of the Skylake platform.

Within our Consumer segment, revenue was 19.9% of the total, representing 1.7% sequential decline, but 1.9% year-over-year improvements. Major application for this segment is TV. Typically, March quarter is a low season for TV. The better-than-seasonal performance was supported by new product introductions. Additionally in this quarter, we saw the growth of IGBT design-ins and wins with home appliance market, which is a green field opportunity for AOS.

Moving on now to Power Supply and Industrial.

Revenue from this segment was 16.3% of the total, representing a decline of 11.2% and 16.1% sequentially and year-over-year respectively. The key players in this segment are foreign competitors who have currency advantages, so we deliberately managed the product mix to optimize our margin. Although the revenue growth from our emerging high value sockets, such as quick chargers and infrastructure power supplies, was not fast enough to offset the impact from mix management, we are encouraged by their increasing contribution and the customer adoption of our new products.

The Communication revenue was 8.3% of the total, which was down 19.5% quarter over quarter and 2.2% year-over-year. As mentioned in the previous quarter, we are transitioning our focus to smart phones that are raising the bar for battery life requirements. While the transition caused a temporary slowdown during the March quarter, our newly launched Alpha DFN battery protection products are gaining healthy momentum with customers. The product ramp is scheduled from the June quarter, and we expect to see healthy rebound, fueled by battery protection and mobile applications.

Now, a word on our commitment to enhance shareholder value.

Reflecting its confidence in AOS' business model and future outlook, our Board has authorized an increase in the total amount of our share repurchase program from the existing remaining balance of approximately $17.8 million to $50 million.

As we grow our top-line and cash flow, and as we execute on our opportunities for operating leverage, our Board will continue to evaluate shareholder-focused capital allocation strategies.

Looking out into the second half of calendar 2015 production ramp, our initiatives are centered on driving operating leverage to achieve sustainable and profitable growth. Our employees and I are energized and motivated by the opportunities and are fully mobilized to deliver our commitments. We have successfully completed our first phase of turnaround of "building a solid foundation," and are entering into the next phase of "returning to profitability in fiscal year 2016." I look forward to bringing you updates on the progress of our exciting journey.

With that, I will turn the call over to Yifan.

Yifan Liang: Guidance for the next quarter

Thank you, Mike. As we look forward to the fourth quarter of fiscal year 2015, we expect:

  Our June quarter's revenue to be in the range of $80.5 million to $84.5 million.
  GAAP gross margin is expected to be approximately 17.5% plus or minus 1%.
  GAAP operating expenses are expected to be approximately $16.2 million plus or minus $1 million.
  Tax expenses are expected to be about $1.1 million to $1.3 million.
  Our share-based compensation should range from $1.0 million to $1.2 million.

As usual, we are not assuming any obligations to update this information.

As Mike mentioned earlier, the March quarter was the one-year anniversary of our recovery journey. We spent the year building a foundation in recovery, and rejuvenating the fundamentals of the company. As a result, we reversed the revenue declines of recent years; our hit-rate for new products is up significantly; We got more orders last quarter from our new Low Voltage MOSFET products than we could ship; our new IGBT product line is about to take off; and our Power IC product line is expected to continue its double-digit growth, just to name a few.

Our business model was proven to be successful in the first 10 years of the company's history. Our recent turn-around further validates this business model and strengthens our confidence.

Companywide, we are strongly positioned to enter into the next phase of our recovery, that is, to continue to grow revenues and drive toward profitability. Our goal, as Mike noted, is to achieve profitability in fiscal year 2016.

With that, we will open up the floor for questioning.